Where Food Comes From, Inc. 8-K

Exhibit 99.1

Where Food Comes From® Acquires Remaining 40% Interest in Organic Certification Leader International Certification Services, Inc.

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (WFCF) (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the trusted resource for third party verification of food production practices, today announced it has exercised its call option to acquire the remaining 40% interest in International Certification Services, Inc. – a leader in organic certification. WFCF, which purchased 60% of ICS in 2012 for cash and stock, will pay $196,000 for the balance of ICS’s shares within the next 30 days.

“The addition of ICS’s auditing expertise, customer base, personnel and leadership team has been an unqualified success for Where Food Comes From, and we are delighted to have finalized the purchase of 100% of the outstanding shares,” said John Saunders, Chairman and CEO of Where Food Comes From. “Over the past two years we have successfully integrated ICS into the Where Food Comes From family of companies, in the process enhancing and expanding our overall solutions portfolio to the benefit of our customers and stockholders.”

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, and Validus Verification Services units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Go to www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership and demand for, and impact and efficacy of, the Company’s products and services on the marketplace, and the successful integration of ICS are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Leann Saunders

President

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044